Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2023 relating to the financial statements of Illinois Tool Works Inc. and the effectiveness of Illinois Tool Works Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 4, 2023